Q-61

4K-690

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

SIMMETECH INCORPORATED

The undersigned, James E. Miles and William S. Radke, being of full age, do hereby certify that they are the President and Secretary, respectively, of Simmetech Incorporated, that Simmetech Incorporated is organized under the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A; that by unanimous action of all of the shareholders of said corporation effective as of December 1, 1983, the following amendment to the Articles of Incorporation of the Company was adopted:

ARTICLE III

3.01. The aggregate number of shares of stock which this Corporation shall have the authority to issue is 20,000,000 shares.

3.02 through 3.06. Sections 3.02 through 3.06 of Article III remain unchanged.

IN WITNESS WHEREOF, the undersigned have hereunto set their signatures this 16th day of March, 1984.

James E. Miles

William S. Radke

6933430

STATE OF MINNESOTA )
) ss.
COUNTY OF HENNEPIN )

On this 16th day of March, 1984, before me personally appeared James E. Miles and William S. Radke, to me known to be the President and Secretary, respectively, of the corporation described in, and who executed the foregoing instrument and acknowledged that it was executed on behalf of said corporation as its free act and deed.

Deanne M. Greco
Notary Public

S11DMGgaf0312842

DEANNE M. GRECO
NOTARY PUBLIC - MINNESOTA
HENNEPIN COUNTY
My Commission Expires Jan. 6, 1987